                                    AMENDMENT


         The undersigned Pittway Corporation has established a Change of Control Plan effective September 15, 1999 (the "Existing Plan"). The other undersigned (the "Participant") is a participant in the Existing Plan.

         The undersigned hereby amend Section 4.3 of the Existing Plan as to the Participant by adding the following paragraph immediately prior to the final paragraph thereof:

                  Notwithstanding the preceding paragraph, for purposes of Section 3.6 as it relates to a particular participant, none of the transactions contemplated by the Agreement and Plan of Merger dated as of December 20, 1999 by and among Honeywell International, Inc., HII-2 Acquisition Corp. and the Company and the Stockholders Agreement referred to therein, either individually or in the aggregate, will constitute a Change of Control of the Company unless and until, following the Change of Control of the Company that would otherwise result from any or all thereof, the participant's employer breaches his or her Employment Agreement, in which event a Change of Control of the Company will be deemed to have occurred at the time of such breach.

Dated: December 20, 1999

                                         PITTWAY CORPORATION



                                         By:
                                            ------------------------------------
                                         Its:
                                             -----------------------------------



                                         ---------------------------------------
                                                    EDWARD J. SCHWARTZ